Exhibit 10.15

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

                                  LICENSE AGREEMENT

    This License Agreement ("Agreement") effective March 31, 1996, ("Effective Date") is entered into between Seiko Epson, Corporation having its principal place of business at 3-3-5 Owa, Suwa-Shi, Nagano-Ken, 392 Japan ("SEC") and Silicon Storage Technology, Inc. of 1171 Sonora Court, Sunnyvale, CA. 94086 ("SST").

         Whereas, SST has designed and developed or will design and develop certain SST Technology (as defined hereinafter) relating to Flash EEPROM, including Flash EEPROM cells, Flash EEPROM memory circuits, and methods of operation and manufacturing therefor;

         Whereas, SST is the owner of all Intellectual Property Rights (as defined hereinafter) in said SST Technology; and

         Whereas, SST and SEC now desire to formalize their agreement;

         THEREFORE, in consideration of mutual covenants and premises contained herein, the parties hereto agree as follows:


                               ARTICLE I - DEFINITIONS

1.0 "Subsidiary" shall mean a corporation, partnership or other business enterprise, more than fifty percent (50%) of the ownership of which is owned or controlled, directly or indirectly, by SST or SEC.

1.1 "SEC Group" shall mean SEC and it Subsidiaries.

1.2 "SuperFlash I Technology" shall mean the proprietary SST cell design, process architecture, and design rules owned by SST and used by SST since 1993 until replaced by the next generation process architecture for the production of SST's EEPROM products as specified in the 1995 SST Data
    Book, covering shrink processes which enable a minimum feature size on the wafer of no less than 0.6 microns. The original design rule was created based on a 1.2 micron rule. A cost reduction path has been achieved through direct linear shrink of the database with minor design rule adjustment; instead of re-layout of the circuit schematics. In the past two years, SST has placed 89% and 80% shrinks into volume production. SST has also demonstrated the 70% and 60% shrink processes and is in the process of establishing the 70% shrink as a volume manufacturing process.

1.3 "SuperFlash II Technology" shall mean the second generation proprietary SST cell design, process architecture, and design rules currently under development by SST for the future production of SST's EEPROM products. The original design rule was created based on a 0.6 micron rule. A cost reduction path will be accomplished through direct linear shrink of the database with minor design rule adjustment. SST has demonstrated the 90% and 85% shrink processes and is in the process of establishing the 90% shrink as a volume manufacturing process at one of its wafer foundry partners.

1.4 "SuperFlash III Technology" shall mean the third generation proprietary SST cell design, process architecture, and design rules to be developed by SST for the future production of SST's 0.35 micron EEPROM products.

1.5 "SST Technology" shall mean SuperFlash I Technology, SuperFlash II Technology, and SuperFlash III Technology, and future generations of SST proprietary EEPROM technology that are owned and controlled by SST.

1.6 "SEC Improvement" shall mean patents, mask work rights, and all other technical developments in incremental improvements or modifications made to the SST Technology by SEC Group, after the effective date of this Agreement, in the nature of evolution of product designs and manufacturing process, that incorporate elements of the SST Technology. SEC Improvement excludes SEC's original technologies developed by SEC independently of SST Technology.

1.7 "SST Improvements" shall mean patents, mask work rights, and all other technical developments in incremental improvements or modifications made to the SST Technology by SST, after the effective date of this Agreement, in the nature of evolution of product designs and manufacturing process, that incorporate elements of the SST Technology.

1.8 "Improvements" shall mean SEC Improvement and SST Improvement.

1.9 "Product Wafer" shall mean an unsorted wafer of products manufactured for SST, by SEC Group based upon the SST Technology.

1.10 "SEC" Product" shall mean a product which was made and sold by SEC Group under SEC's trade name and was designed by SEC Group or designed for SEC Group by a third party under a non-disclosure agreement with SEC Group to keep the SST Technology confidential and incorporate substantial elements of the SST Technology. The product shall not include memory only products, i.e. the sole purpose or function of which is for the storage and retrieval of data or information and used as a standalone memory product.

1.11 "SST Intellectual Property Rights" shall mean all patents, copyrights, mask work rights, and trade secrets subsisting in or covering the SST Technology, which are owned by SST or to which SST has the right to grant the rights and license granted herein, now or hereafter during the term of this Agreement. SST Intellectual Property Rights include, but is not limited to, patents covering Flash EEPROM cells and memory circuits, and methods of operation and manufacturing therefor, mask work rights in the layout of the Flash EEPROM cells and memory circuits, copyrights in the net list, and confidential information in cell design layout, design rules, and process flow and architecture.

1.12 "Licensee Product" shall mean a product which was designed by an SST Licensee, and made and sold by SEC Group to that SST Licensee, under that SST Licensee's brand name or trademark, pursuant to a manufacturing agreement between SEC and SST's Licensee based upon the SuperFlash I Technology and SST Improvement.

1.13 "Mass Production" of the first SEC Product shall mean production of the first SEC Product in excess of forty-eight (48) wafers per month.

1.14 "SST Licensee" shall mean a licensee of SST, under SST Technology, having the right to design products using SST Technology. Provided there is no contractual obligation prohibiting disclosure, SST will identify to SEC all of SST Licensees.


                              ARTICLE II - LICENSE GRANT

2.0 Subject to the payment of the license fee as set forth in Paragraph 3.0 hereof and the royalty provisions of paragraph 3.1 and 3.2, SST hereby grants SEC Group under SST Intellectual Property Rights, during the term of this Agreement:

    a) a non-exclusive, personal, non-transferrable, license, without the right to grant sublicenses, to use the SuperFlash I Technology to manufacture Product Wafers for SST and to sell same to SST under the terms of a separate manufacturing agreement, executed even date herewith.

    b) upon the accomplishment of first commercial delivery of Product Wafers to SST, a non-exclusive, personal, non-transferrable, license, without the right to grant sublicenses, to design, manufacture, without the right to have manufactured, use or sell SEC Products based upon the SuperFlash I Technology;

    c) upon the accomplishment of first commercial delivery of Product Wafers to SST, a non-exclusive, personal, non-transferrable, license, without the right to grant

                           CONFIDENTIAL TREATMENT REQUESTED

         sublicenses to design, manufacture, without the right to have manufactured, use or sell Licensee Products.

2.1 The license granted in paragraph 2.0 (a-c) is subject to the following restrictions:

    a) the license is only for the right to design, manufacture, without the right to have manufactured, use or sell Product Wafers, SEC Products or Licensee Products, (as the case may be) based upon the SuperFlash I Technology with or without Improvements, having a minimum feature size on the wafer of no less than 0.6 microns.

    b)   SEC shall limit the wafer allocation for the usage under paragraph 2.0
         (b) and (c) to [  *            ] of the total flash wafer capacity if
         SEC cannot supply up to at least [  *            ] of Product Wafers
         to SST based upon commitment to SST.

    c) The number of EEPROM memory cells on each SEC Product shall not exceed one million (1,000,000) unless SEC can provide sufficient proof that the subject SEC Product will not compete with SST and written consent is obtained from SST. SST shall not unreasonably withhold such written consent.

    d) SEC Group shall mark all SEC Products, including data sheets, product brochures and promotion material therefor, at a prominent location, with "This product incorporates technology licensed from Silicon Storage Technology, Inc.", having a font size and layout determined solely by the SEC Group, but is otherwise readable with a naked eye of a typical person. Upon a request from SEC to waive or modify this notice, SST and SEC will jointly undertake a review of the practicality of such a notice.

2.2 Subject to SEC having paid the license fee as set forth in Paragraph 3.0 hereof and the royalty provisions of paragraph 3.1 and 3.2, SST hereby grants SEC Group under SST Improvements, for the life of SST Improvements, a license and right to design, to make (without the right to have made), to use or sell, Product Wafers, SEC Products or Licensee Products, under the terms and conditions of paragraph 2.0 and 2.1 hereof, without additional license fee or royalty obligation. SEC agrees to grant to SST, a paid up, royalty free, non-exclusive, unrestricted, license and right, including the right to grant sublicenses, to design, make, have made, use or sell any product incorporating any SEC Improvement, for the life of the SEC Improvements.

                           CONFIDENTIAL TREATMENT REQUESTED


                         ARTICLE III - LICENSE FEE & ROYALTY

3.0 In consideration of the license granted under paragraph 2.0 hereof, SEC agrees to pay, in U.S. currency to SST, upon execution of this Agreement, a
    non-refundable license fee of [    *                       ].  The parties
    agree that a ten percent (10%) withholding tax is imposed in such license fee and payment of royalties as defined in paragraph 3.1 and that such withholding tax is included in the license fee as defined in this paragraph and in paragraph 3.1. SEC agrees to provide SST with certificate of such withholding tax payment in Japan in order that SST may claim such tax payment in Japan to the U.S. tax authorities.

3.1 For each SEC Product manufactured and sold by SEC Group, SEC shall pay SST a royalty in accordance with the following:

    a)   For all SEC Products sold by the SEC Group, SEC shall pay [  *       ]
         of the Ex-Factory-Price of SEC Products. In the event the SEC Products are included in a system product, then the royalty shall be
         [  *            ] of the fair market value of the SEC Products.

    b) Commencing with one year after the date of the first Mass Production of the first SEC Product, and for one year thereafter, for all SEC
         Products sold by the SEC Group, SEC shall pay [  *            ] of the
         Ex-Factory-Price of SEC Products.  In the event the SEC Products are
         included in a system product, then the royalty shall be [  *         ]
         of the fair market value of the SEC products.

    c) Commencing with two years after the date of the first Mass Production of the first SEC Product, and thereafter, for all SEC Products sold by
         the SEC Group, SEC shall pay [  *            ] of the Ex-Factory-Price
         of SEC Products.  In the event the SEC Products are included in a
         system product, then the royalty shall be [  *            ] of the
         fair market value of the SEC Products.

    d) In the event the ratio (of total area occupied by one SST memory cell multiplied by the number of cells used in the SEC Product divided by the total chip area excluding bonding pads) for the SEC Product is
         less than [  *            ], then the royalty rate for such SEC
         Product shall be one half of the amount set forth in paragraphs 3.1 (a-c), as the case may be.

    e) Fair Market Value of SEC Products as referred to in paragraphs 3.1(a) through (c) shall be determined as follows:
         (i)  SEC's ex-factory price of the identical product sold

                           CONFIDENTIAL TREATMENT REQUESTED

         by SEC without being incorporated into a system product; (ii) If (i) does not exist, then the sales price of a similar product sold by a third party;

         (iii) If (ii) does not exist, then the sales price of a similar product sold by SEC.

3.2 For each Licensee Product, SEC shall pay SST a royalty in the amount of
    [  *            ] of the sales price charged by SEC to SST Licensee.


                      ARTICLE IV - ROYALTY PAYMENTS AND REPORTS

4.0 Any royalty due SST in accordance with the royalty specified in paragraphs
    3.1 and 3.2 of this Agreement shall be due and payable within sixty (60) days of the close of the calendar quarter in which SEC Products or products for SST Licensees are sold by SEC Group. If SEC Products are sold in currencies other than U.S. dollars, SEC shall convert the value of such SEC Products to U.S. Dollar value and calculate the royalty in U.S. Dollars using exchange rate as of the end of the relevant calendar quarter.

4.1 SEC shall provide SST with a written report, under oath, within sixty (60) days of the close of each calendar quarter at which SEC Products or products for SST Licensees are sold by SEC Group, setting forth the total number of SEC Products or products for SST Licensees are sold by SEC Group, during the preceding quarter and any royalties are due SST under the provisions of paragraph 3.1 and 3.2 as the case may be. In the event a royalty payment is due SST, SEC shall provide the total amount of royalties then due SST with such written report.

4.2 In the event that any sum of money owed to SST as royalties hereunder is not paid when due, then the unpaid amount shall bear interest, compounded monthly, at an annual rate of the published prime rate of the Bank of America N.T. & S.A., San Francisco, California, U.S.A., on the day such payment was due, or at the highest annual rate permitted by law, whichever is lower, until paid.


                ARTICLE V - RECORDS, BOOKS OF ACCOUNT AND EXAMINATION

5.0 SEC agrees to keep regular books of account of the number of SEC Products or products for SST Licensees are sold by SEC Group. Such books of account shall be opened at all reasonable business hours for inspection by SST or its duly authorized representatives, upon reasonable notice given to SEC. SST shall further have the right, at its own expense, to have all such royalty statements verified by an independent

    Certified Public Accountant. In the event the audit discloses a discrepancy of more than five percent (5%) between the actual amount and the reported amount, SEC agrees to reimburse SST for the cost of the audit.


                ARTICLE VI - MANAGEMENT REVIEW AND TECHNOLOGY TRANSFER

6.0 In consideration of the license grant set forth in paragraph 2.0, SEC shall be the primary party responsible for bringing the SuperFlash I Technology operational at SEC wafer fabrication facilities. SST shall assist in such process establishment by providing detail documentation and on-site consultation. SEC shall bear all cost associated with material and wafer qualification for establishing the process. SST shall bear all cost of the mask set used in Product Wafers and shall be the primary party responsible for evaluating and characterizing engineering wafers and shall be responsible for product qualifications. The parties agree that the costs will be generally divided as follows:

              Process Dev. Stage       Mass Prod. Stage
mask               SEC                      SST
pilot wafer        SEC                      SST
sorting            (1)                      SST
evaluation         (1)                      SST
(1) if SEC performs the act, it will not bill SST; if SST performs the act, it will not bill SEC.

6.1 Within thirty (30) days after the execution of this Agreement, SST will have provided to SEC with documents describing the process flow, design rules, and existing characterization data on the SuperFlash I Technology, the list of which is attached as Exhibit A. SEC shall have the right to make five (5) additional copies of the documentation provided by SST. SEC and SST shall cooperate to establish the SuperFlash I Technology in SEC's fab facility as soon as possible, using SST's existing 1 Mbit Page-Mode EEPROM (29EE010) product design as the first Product Wafer. Both parties shall make best efforts to enable SEC to start providing SST with production volumes of 29EE010, three (3) months after the execution of this agreement. SST will provide the necessary technical assistance. SST employees shall have access to the wafer fab clean room to speed up the process establishment, and to ensure the success of the technology transfer. Any such SST employee on the premises of the SEC facility shall obey the same rules and regulations as any other third party employee at the same facility.

6.2 SEC and SST shall schedule management review meetings at least twice a year to assess the progress of the relationship, deal with unresolved problems and develop strategic plans for continued joint effort.


                          ARTICLE VII - TERM AND TERMINATION

7.0 Except as provided for in paragraph 7.1 of this Article VII, the term of the license granted under this Agreement shall commence on the Effective Date of this Agreement and shall terminate seventeen (17) years thereafter.

7.1 (a)  Either party shall have the right to terminate this agreement upon:
    (i) the insolvency or voluntary or involuntary bankruptcy of the other party; or (ii) the appointment of any receiver, trustee or custodian for all or a substantial part of the assets of the other party, with such appointment not dismissed within ninety days; or (iii) the voluntary or involuntary dissolution of the other party.

    (b) Because of the special nature of this Agreement in that as a substantial part of the consideration, SST and SEC's affiliated company, S-MOS Systems, Inc., have entered into a separate Manufacturing Agreement, dated even date herewith, if either party shall fail to observe or perform any covenant of this Agreement or of the Manufacturing Agreement, or shall commit any breach of any covenant or agreement contained herein or in the Manufacturing Agreement, or violate any of its obligations (the "breach party"), the non-breaching party may give notice in writing to the breaching party, specifying the same in reasonable detail, and if the breaching party shall not within thirty (30) days cure, correct or make good the same to the non-breaching party's reasonable satisfaction, then the non-breaching party may, at its option, give ten (10) days notice to the breaching party and thereby terminate this Agreement.

7.2 The termination of this Agreement, by expiration or otherwise, shall not release either party form any of its obligations or liabilities theretofore incurred, or rescind or give rise to any rights to rescind, anything done or any payment made or other consideration given theretofore under this Agreement. No failure or delay on the part of either party in exercising its right to terminate for any one or more default shall be construed to prejudice its rights of termination for such or for any other or subsequent default.


                 ARTICLE VIII - INTELLECTUAL PROPERTY INDEMNIFICATION

8.0 SST warrants that the SST Technology does not infringe any third party's patents or other intellectual property rights, exclusive of trademark or trade dress rights, and will indemnify SEC against any and all legal actions, costs and

                           CONFIDENTIAL TREATMENT REQUESTED


    damages suffered by SEC, holding SEC harmless, provided SST has been given prompt notice, reasonable assistance, and control of the legal action. Should SEC's business (including the wafer foundry business, based on the SST Technology) be suspended due to a breach of the foregoing warranty, SST shall procure, on its own responsibility and costs, sufficient rights for SEC to continue business using the SST Technology. The total indemnification under this section 8.0 shall not exceed US $3.0 million. With respect to [ *

              ] SST agrees to indemnify SEC up to US $5.0 million.  [  *
                                                            ].

8.1 In the event any claim is brought against SEC for infringement of any patents or other intellectual property rights, exclusive of trademark or trade dress rights, by any third party, any settlement between SST and the third party will be subject to approval by SEC, with such approval not unreasonably withheld.


                        ARTICLE IX - DISCLAIMER OF PARTNERSHIP

9.0 This Agreement shall not be construed as creating a partnership between the parties hereto or to create any other form of legal association which would impose liability upon one party for the act or the failure to act of the other party.


                              ARTICLE X - MISCELLANEOUS

10.0 ENTIRE AGREEMENT, MODIFICATIONS, WAIVERS. This Agreement sets forth the entire understanding between the parties hereto concerning the subject matter hereof and supersedes all prior understandings in connection therewith. No modification or alteration shall be binding unless executed in writing by the parties. No waiver of any provision of this Agreement shall be deemed or construed a waiver of any other provision hereof (whether or not similar) nor shall a waiver be construed a continuing waiver unless expressly so stated.

10.1 NOTICE. Any notice required or permitted to be given under this Agreement shall be in writing and either delivered personally or deposited in the mail, postage prepaid, registered or certified, return receipt requested, addressed to the parties at the address appearing on the first page of this Agreement, and shall be deemed given on the date of personal delivery or three (3) days after the date of mailing except in the event of postal disruption, in which event notice shall be deemed given when received.

10.2 REMEDY IS NOT EXCLUSIVE. No remedy conferred by any of the specific provisions of this Agreement is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise. The election of any one or more remedies by either party shall not constitute a waiver of the right to pursue other available remedies.

10.3 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.4 CAPTIONS AND PARAGRAPH HEADINGS. Captions and paragraph headings used herein are for convenience only and are not a part of this Agreement and shall not be used in construing it.

10.5 GOVERNING LAW. The provisions of this Agreement shall be governed by and interpreted in accordance with the laws of California.

10.6 INVALIDITY. If any clause or provision of this Agreement is declared illegal, invalid or unenforceable under present or future laws effective during the term hereof, it is the intention of the parties hereto that the remainder of this Agreement shall not be affected hereby and shall remain in force and effect.

10.7 EQUITABLE REMEDY. The parties understand and acknowledge the violation of the respective covenants and agreements contained herein may cause the other irreparable harm and damage, which may not be recover at law, and each agrees that the other's remedies for a breach hereof may be in equity by way of injunctive relief, as well as for damages and any other relief available to the non-breaching party, whether in law or in equity.

10.8 CONSENT AND/OR APPROVAL. Wherever the consent or approval on the part of either party to this Agreement is required, such consent or approval will not be unreasonably withheld.

10.9 SUCCESSORS AND ASSIGNS. Neither party may assign its rights or delegate its duties under this Agreement either in whole or in part without the prior written consent of the other party. Any attempted assignment or delegation without such consent will be deemed null and void.

10.10    WARRANTY.
    (a) Except as set forth paragraph 8.0, hereof, nothing contained in this Agreement shall be construed as
         (i)  a warranty or representation by SST as to the

                           CONFIDENTIAL TREATMENT REQUESTED

         validity or scope of the SST Intellectual Property Rights, licensed hereunder; or
         (ii) a warranty or representation that any manufacturing, sale, lease, use or otherwise disposition of Licensed Product hereunder will be free from infringement of patents of third parties other than those in the SST Intellectual Property Rights, licensed hereunder; or
         (iii) an agreement to bring or prosecute actions or suits against third parties for infringement; or
         (iv) conferring any right to use advertising, publicity, or otherwise any trademark, tradename or name, or any contraction, abbreviation or simulation thereof, of either party; or
         (v) conferring by implication, estoppel, or otherwise, upon SEC, any license or other right, except the licenses and rights expressly granted hereunder.
    (b)  Notwithstanding the foregoing, SST:
         (i) shall have the right to advertise or promote the fact that SEC is a licensee.
         (ii) represents and warrants
              a) it has all intellectual property rights in the licensed technology necessary to license SEC;
              b) it has the right to grant the license and rights granted in paragraphs 2.0 - 2.3;
              c) is unaware of any pending or threatened lawsuit involving intellectual property to be utilized in the performance of this Agreement, other than the Atmel lawsuit; and
              d) the licensed technology under Article II, when used by SEC in accordance with SST instructions, can produce products meeting the specifications contained in the SST Data Book 1995.

10.11 LIMITATION IN LIABILITY. Neither party shall be liable to the other for any incidental, indirect or consequential damages arising out of or in connection with this Agreement. In no event shall either party be liable to the other for cumulative damages greater than [ *

                                                                              ]
         Furthermore, SEC agrees to hold SST harmless from any cause of action arising out of, as a result of, or in connection with, any dispute between SEC and SST's licensee, using SEC as a foundry.

10.12 EXPORT CONTROL. SEC agrees to comply with all laws relating to export control with regard to all goods and information transferred by SST to SEC hereunder, including but not limited to the information transferred pursuant to paragraph 6.1 hereof, and agrees to hold SST harmless and indemnify it from any breach thereof. SST agrees to comply with all laws relating to export control with regard to all goods and information transferred by SEC to SST hereunder, including but not limited to the information relating to the SEC Improvement and agrees to hold SEC harmless and indemnify it from any breach thereof.

10.13 CONFIDENTIALITY. During the term of this Agreement, the parties may be disclosing Confidential Information to each other. Each party agrees to treat Confidential Information received from the other by using the same degree of care, but no less than a reasonable degree of care, to prevent the unauthorized use, disclosure, dissemination, or publication of the Confidential Information as the Recipient uses to protect its own Confidential Information and further agrees not to disclose such Confidential Information to a third party without the prior written consent from the disclosing party. Upon written request of the disclosing party, Recipient will return or destroy any and all documents, including electronic media, and all copies thereof, which are in the possession or control of Recipient.

         Recipient shall have a duty to protect only that Confidential Information which: (a) is disclosed in writing and marked as confidential at the time of disclosure; or (b) is disclosed in any other manner, is identified as confidential at the time of disclosure, and is further identified as confidential in a written memorandum delivered to the Recipient within thirty (30) days of the disclosure.

         The foregoing limitations on disclosure and non-authorized use do not apply to Confidential Information which: (a) was known to the recipient prior to the disclosure hereunder; (b) was received from a third party not under an obligation of confidence to recipient; (c) is in the public domain at the time of disclosure hereunder or subsequently entered the public domain without the fault of the recipient; (d) has been independently developed by an employee of recipient that has not had access directly or indirectly to such Confidential Information, and recipient can substantiate any claim of independent development by written evidence; or (e) is required to be disclosed by law.

         Unless otherwise agreed to in writing, neither party shall have any obligation of secrecy under this Agreement after the fifth anniversary of the termination or expiration of this Agreement.

10.14 SURVIVING TERMINATION. The termination of this Agreement for breach or otherwise, shall not terminate the obligations of the parties with respect to the obligation to pay the license fee of
         Article II and Royalties of Article II, and the Confidentiality provision of paragraph 10.13, and Articles 8 and 10.10.

10.15 FORCE MAJEURE. Neither party shall be liable for default or delay caused by any occurrence beyond its reasonable control, including but not limited to, fires, accidents, and acts of God.


                               ARTICLE XI - ARBITRATION

11.0 In the event of any dispute, claim or question arising out of this Agreement or breach hereof, the parties hereto shall use their best endeavors to settle such dispute, claim, question or difference. To this effect they shall mutually consult and negotiate in good faith and understanding to reach a just and equitable solution. If no solution is reached, then upon written notice by the claiming party the differences shall be settled by arbitration by three arbitrators, with one selected by each of the parties, and the third selected by the two arbitrators. The arbitrator shall comply and be conducted in accordance with the then prevailing Commercial Arbitration Rules of American Arbitration Association, and the decision of the arbitrators shall be final and binding and may be entered as a judgment by the court of competent jurisdiction. Each side shall bear the cost of the arbitration.
    Any arbitration proceeding intended to resolve any controversy between the parties to this Agreement shall take place at Hawaii.

    IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

                                       Silicon Storage Technology, Inc.
                                       "SST"


DATED:  March 31, 1996                 BY:  /s/ Bing Yeh
      -----------------------------        --------------------------------
                                            Bing Yeh, President and CEO

                                       Seiko Epson Corporation
                                       "SEC"


DATED:  March 31, 1996                 BY:  /s/ Nobuo Hashizume
      -----------------------------        --------------------------------
                                            Nobuo Hashizume, Director
                                            Corporate General Manager
                                            Semiconductor Operations Div.

                           CONFIDENTIAL TREATMENT REQUESTED
                                      EXHIBIT A